Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-146214 and No. 333-220553) on Form S-8 of Sierra Bancorp of our report dated March 3, 2025, relating to the consolidated financial statements of Sierra Bancorp, appearing in this Annual Report on Form 10-K of Sierra Bancorp for the year ended December 31, 2025.

/s/RSM US LLP

Las Vegas, Nevada

February 27, 2026